Exhibit 10.2
ESCROW AGREEMENT
          THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of October 5, 2010, by and among TechTeam Global, Inc., a Delaware corporation (“Seller”), Jacobs Engineering Group Inc., a Delaware corporation (“Buyer Parent”), Jacobs Technology Inc., a Tennessee corporation and wholly-owned subsidiary of Buyer Parent (“Buyer” and together with Seller and Buyer Parent, sometimes referred to herein individually as a “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”). Any capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in that certain Stock Purchase Agreement, dated as of June 3, 2010, among Seller, Buyer, and Buyer Parent, as amended by that certain Amendment No. 1 to Stock Purchase Agreement and Limited Waiver, dated as of September 14, 2010 (the “Stock Purchase Agreement”).
     WHEREAS, pursuant to the terms of the Stock Purchase Agreement, Buyer will purchase from Seller, and Seller will sell to Buyer, one hundred percent (100%) of the Capital Stock of TechTeam Government Solutions, Inc., a Virginia corporation, and wholly-owned subsidiary of Seller.
     WHEREAS, Section 2.04(b) of the Stock Purchase Agreement provides that, at the Closing, Buyer shall deliver to the Escrow Agent an aggregate amount equal to Eleven Million Three Hundred Seventy Thousand Two Hundred Ninety-Four Dollars ($11,370,294) (the “Escrow Amount”) to be held in accordance with this Agreement as security for (i) the indemnification obligations of Seller pursuant to Article IX of the Stock Purchase Agreement (the “Indemnification Obligations”); and (ii) the payment obligations of Seller with respect to any NTBV Shortfall pursuant to the Stock Purchase Agreement (the “NTBVA Obligations”).
     WHEREAS, Eight Million Six Hundred Thousand Dollars ($8,600,000) of the Escrow Amount is solely with respect to the Indemnification Obligations and shall constitute the “Indemnification Escrow Fund,” and (ii) Two Million Seven Hundred Seventy Thousand Two Hundred Ninety-Four Dollars ($2,770,294) of the Escrow Amount is solely with respect to the NTBVA Obligations and shall constitute the “NTBVA Escrow Fund.”
     NOW THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller, Buyer Parent, Buyer and the Escrow Agent, intending to be legally bound hereby, agree as follows:
     1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.
     2. Fund. At the Closing, Buyer shall deposit with the Escrow Agent the Escrow Amount. The Escrow Agent shall hold, subject to the terms and conditions hereof, the

Indemnification Escrow Fund and the NTBA Escrow Fund in two separate and distinct segregated accounts. The Escrow Agent shall hold the Escrow Amount and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Amount and all earnings, interest and income thereon (the “Fund”) as directed in Section 3. For the avoidance of doubt, the Buyer and Seller acknowledge and agree that, notwithstanding any other provision of this Agreement or the Stock Purchase Agreement to the contrary, the NTBVA Escrow Fund shall relate solely to the NTBVA Obligations and shall not be available to satisfy any Claims (as defined below) relating to or arising out of Indemnification Obligations.
     3. Investment of Fund. During the term of this Agreement, the Fund shall be invested in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor or similar investment offered by the Escrow Agent, unless otherwise jointly instructed in writing by Buyer and Seller and as shall be acceptable to the Escrow Agent. MMDA have rates of compensation that may vary from time to time based upon market conditions. Instructions to make any other investment (“Alternative Investment”) must be made jointly by Buyer and Seller in writing and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Fund, except to the extent that such loss arises from the Escrow Agent’s gross negligence, bad faith or willful misconduct. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall provide Buyer and Seller monthly and annual statements of assets and transactions for the Fund. In addition, the Escrow Agent shall respond to reasonable telephone requests for account balances during normal business hours.
     4. Disposition and Termination.
          (a) Term of Fund. Unless released earlier pursuant to this Agreement, the Fund shall be held by the Escrow Agent and disbursed in accordance with the following:
               (i) Within ten (10) Business days after the Closing NTBV is Finally Determined in accordance with the Section 2.07 of the Stock Purchase Agreement, Buyer and Seller shall jointly instruct the Escrow Agent in writing to disburse the NTBVA Escrow Fund to Buyer and/or Seller, as applicable, in accordance with Section 2.07(f) of the Stock Purchase Agreement.

               (ii) On the first Business Day following the twenty-four (24) month anniversary of the Closing Date (such Business Day, the “First Release Date”), Seller and Buyer shall jointly instruct the Escrow Agent in writing to disburse to Seller from the Indemnification Escrow Fund an amount (if such amount is greater than zero) equal to the difference of (x) Two Million Eight Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($2,866,667), minus (y) the sum of (A) the aggregate amount of all amounts previously paid to Buyer Indemnitees (and to third parties at the direction of Buyer) from the Indemnification Escrow Fund, plus (B) the aggregate amount of all Unsatisfied Escrow Claims (as defined below).
               (iii) On the first Business Day following the thirty-six (36) month anniversary of the Closing Date (such Business Day, the “Second Release Date”), Seller and Buyer shall jointly instruct the Escrow Agent in writing to disburse to Seller from the Indemnification Escrow Fund an amount (if such amount is greater than zero) equal to the difference of (x) the amount remaining in the Indemnification Escrow Fund on such date, minus (y) the aggregate amount of all Unsatisfied Escrow Claims.
               (iv) Following the Second Release Date, the amount of any Unsatisfied Escrow Claim which is Finally Determined, in whole or in part, in favor of Buyer (or any other Buyer Indemnitee) or Seller, as applicable, shall be paid to Buyer (or to the applicable third party, if so directed by Buyer) or Seller, as applicable, within (3) Business Days following the earlier to occur of (A) the Escrow Agent’s receipt of a joint written instruction from Buyer and Seller, which instruction resolves any portion of a Disputed Claim in favor of Buyer or Seller, as applicable, or (B) the Escrow Agent’s receipt of a final, non-appealable order or judgment of a court of competent jurisdiction, which final order or judgment resolves any portion of a Disputed Claim in favor of Buyer or Seller, applicable; provided, that the amount of any Unsatisfied Escrow Claim to be distributed to Seller pursuant to the foregoing shall be reduced, if at all, to the extent (and only to the extent) that the amounts remaining in the Indemnification Escrow Fund would be less than the amount of any then outstanding Unsatisfied Escrow Claim(s). When no Unsatisfied Escrow Claims remain following the Second Release Date, the Escrow Agent shall promptly disburse to Seller the amounts remaining in the Indemnification Escrow Fund. Upon disbursement by the Escrow Agent of all amounts remaining in the Fund, this Agreement shall terminate.
     For purposes of this Agreement (x) the term “Unsatisfied Escrow Claim” shall mean, as of the date of determination, all claims for indemnification, payment or reimbursement by the Buyer Indemnitees, or any of them, pursuant to Section 9.02 of the Stock Purchase Agreement which either (A) were asserted in writing, in good faith, prior to, and are pending on, such date or (B) have been Finally Determined in favor of the Buyer Indemnitees, or any of them, to the extent such claims (as so Finally Determined) have not been paid from the Indemnification Escrow Fund as of such date; and (y) “Finally Determined” shall mean, (i) with respect to any claim for indemnification, payment or reimbursement by the Buyer Indemnitees, or any of them, pursuant to Section 9.02 of the Stock Purchase Agreement, the amount of such claim the entitlement to which by such Buyer Indemnitee(s) (A) has been consented to in writing by Seller (whether pursuant to a settlement agreement or otherwise), or (B) has been determined pursuant to a final, non-appealable judgment or other similar determination of a court of competent jurisdiction, and (ii) with respect to the determination of Closing NTBV, has been finally determined in accordance with Section 2.07 of the Stock Purchase Agreement.
          (b) Claims for Payment from the Indemnification Escrow Fund.
               (i) Subject to the provisions of the Stock Purchase Agreement, if at any time on or before 5:00 p.m. Chicago Time on the Second Release Date, Buyer (A) believes that it (or any other Buyer Indemnitee) is entitled to payment, or that payment should be made to a third party, pursuant to the terms of Article IX of the Stock Purchase Agreement, and (B) desires to make a claim for payment from the Indemnification Escrow Fund (a “Claim”) in connection therewith, then Buyer shall give written notice of such Claim (a “Claim Notice”) to Seller and the Escrow Agent, specifying in reasonable detail the nature of the Claim, the basis for indemnification under the Stock Purchase Agreement, and the amount (to the extent reasonably determinable) of such Claim.
               (ii) Prior to 5:00 p.m. Chicago Time thirty (30) days after the Escrow Agent’s receipt of a Claim Notice (the “Response Period”), Seller may deliver to Buyer and to the Escrow Agent a written response (the “Response Notice”) in which Seller (A) agrees that the full amount of the subject Claim may be released from the Indemnification Escrow Fund to Buyer, (B) agrees that part, but not all, of the amount of the subject Claim may be released from the Indemnification Escrow Fund to Buyer, or (C) indicates that no part of the amount of the subject Claim may be released from the Indemnification Escrow Fund to Buyer. The amount of the subject Claim that Seller indicates may not be released to Buyer under the Response Notice shall be deemed a “Disputed Claim.” If no Response Notice is received by the Escrow Agent within the Response Period, the Claim set forth in the Claim Notice shall be paid to Buyer, or the applicable third party (if directed by Buyer), by the Escrow Agent from the Indemnification Escrow Fund within three (3) Business Days following the end of the Response Period.
               (iii) In the event that a Response Notice with respect to the subject Claim is received by the Escrow Agent within the Response Period, the Escrow Agent shall pay Buyer, or the applicable third party (if so directed by Buyer), from the Indemnification Escrow Fund within three (3) Business Days following the Escrow Agent’s receipt of the Response Notice, the amount of the Claim not in dispute, if any, and shall retain the amount of the Disputed Claim. Buyer and Seller shall attempt in good faith to resolve such Disputed Claim and, if they are able to do so in whole or in part, shall jointly instruct the Escrow Agent in writing as to the full or partial resolution of such Disputed Claim and the amount of the Disputed Claim allowed, if any. To the extent a Disputed Claim is resolved in whole or in part, the allowed amount of the Disputed Claim, if any, shall be paid to Buyer, or the applicable third party (if so directed by Buyer), by the Escrow Agent from the Indemnification Escrow Fund within three (3) Business Days following the Escrow Agent’s receipt of a joint written instruction from Buyer and Seller to the Escrow Agent regarding such resolution. Except to the extent that the amount remaining in the Indemnification Escrow Fund at any time is insufficient to satisfy other Claims that are either undisputed or have been resolved in whole or in part in favor of Buyer, the Escrow Agent shall not pay out any portion of the Indemnification Escrow Fund with respect to the amount of a Disputed Claim which continues to be in dispute until (A) jointly instructed in writing by Buyer and Seller, or (B) the Escrow Agent receives a final, non-

appealable order or judgment of a court of competent jurisdiction, which final order or judgment resolves any portion of a Disputed Claim in favor of Buyer or Seller. In the event that a previously Disputed Claim is resolved in whole or in part, in favor of Buyer (or any other Buyer Indemnitee), the amount which is Finally Determined in favor of Buyer (or any other Buyer Indemnitee) shall be paid to Buyer or to the applicable third party (if so directed by Buyer), within (3) Business Days following the earlier to occur of (A) the Escrow Agent’s receipt of a joint written instruction from Buyer and Seller, which instruction resolves any portion of a Disputed Claim in favor of Buyer, or (B) the Escrow Agent’s receipt of a final, non-appealable order or judgment of a court of competent jurisdiction, which final order or judgment resolves any portion of a Disputed Claim in favor of Buyer.
          (c) Interest. Except as otherwise provided in this Section 4(c), all earnings, interest and other income, if any, resulting from the investment of the Fund (or any income on or additions to the Fund) by the Escrow Agent (“Investment Income”) shall be retained by the Escrow Agent and shall be considered, for all purposes of this Agreement, to be part of the Fund. The Escrow Agent shall disburse to Buyer forty percent (40%) of the taxable Investment Income on an annual basis, in order to satisfy tax liabilities attributable to any such Investment Income. Upon distribution of any amount from the Escrow Fund, the respective Party to whom the amount is being distributed shall also receive all Investment Income attributable to such distributed amount, less the amount of Investment Income previously distributed to Buyer to cover taxes due on such Investment Income in accordance with this Section 4(c).
          (d) No Other Disbursements. The Escrow Agent shall not distribute or release any of the Fund except in accordance with the express terms and conditions of this Agreement.
     5. Escrow Agent.
          (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Stock Purchase Agreement (except with respect to capitalized terms that are used herein as defined in the Stock Purchase Agreement), nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Unless and until the Escrow Agent shall be notified in writing that an inconsistency or a conflict exists between this Agreement and the Stock Purchase Agreement, it shall be entitled to conclusively assume that no such inconsistency or conflict exists. Notwithstanding the foregoing, as between the Parties, to the extent any terms and provisions of this Agreement are in any way inconsistent with or conflict with any term, condition or provision of the Stock Purchase Agreement, the Stock Purchase Agreement shall govern and control. As it pertains to the Escrow Agent, in the event of any conflict between the terms and provisions of this Agreement or any schedule or exhibit attached to this Agreement and those of the Stock Purchase Agreement or any other agreement among the Parties, the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1, Exhibit A-2 and Schedule 1 to this Agreement. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Fund, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Amount nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.
          (b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence, bad faith or willful misconduct was the cause of any loss to any Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. To the extent reasonably practicable, the Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, the Escrow Agent shall not be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
     6. Succession.
          (a) The Escrow Agent may resign from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date (which date shall be at least thirty (30) days after the Parties’ receipt of such notice) when such resignation shall take effect, and the Parties may remove the Escrow Agent by giving the

Escrow Agent thirty (30) days advance notice in writing of such removal to the Escrow Agent specifying a date (which date shall be at least thirty (30) days after the Escrow Agent’s receipt of such notice). If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate.
          (b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.
     7. Compensation and Reimbursement. Each of Buyer and Seller agree severally, and not jointly, to (a) pay the Escrow Agent upon execution of this Agreement and from time to time thereafter one-half of all reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed to in writing by Buyer and Seller shall be as described in Schedule 2 attached hereto and shall be intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement, and (b) pay or reimburse the Escrow Agent upon request for one-half of all reasonable, necessary and documented out-of-pocket expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.
     8. Indemnity.
          (a) Each of Buyer and Seller severally, and not jointly, indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (the “Indemnitees”) from and against such Party’s one-half of any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all documented out-of-pocket expense of document location, duplication and shipment)(collectively “Losses”), arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence, bad faith or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The indemnity obligations set forth in this Section 8(a) shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.
          (b) The Escrow Agent hereby waives any and all rights to offset that it may have against the Fund, including, without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, damages or other losses that the Escrow Agent may be entitled to collect from any party to this Escrow Agreement.
     9. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.
          (a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.
          (b) Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The Parties acknowledge and agree that the Escrow Amount shall be treated as an installment obligation for purposes of Section 453 of the Code, and Seller shall not be treated as having received any portion of the Escrow Amount or any Investment Income until such amounts are actually released to Seller, and no Party shall take any action or filing position inconsistent with such characterization. The Parties acknowledge and agree that the Escrow Agent shall have no duty or obligation to provide any calculations or perform any tax reporting regarding the allocation of imputed interest or original issue discount under the IRS regulations relating to installment sales. The Parties acknowledge and agree that Buyer will be deemed to be the owner of the Fund for income tax purposes, and will report all Investment Income as the income of Buyer in the taxable year or years, in which such Investment Income is properly includible and pay any taxes attributable thereto. To the extent required by law, the Escrow Agent shall report such Investment Income to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Fund by the Buyer whether or not said Investment Income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement.
     10. Notices. All notices, consents and other communications hereunder, except for notices, consents and other communications from the Parties setting forth, claiming, containing,

objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier, (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed, or (c) when successfully transmitted by fax (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to the party for whom intended, at the address or fax number for such party set forth below (or at such other address or fax number for a party as shall be specified by like notice, provided, however, that the day any notice of change of address or fax number shall be effective only upon receipt).

If to Buyer	Jacobs Engineering Group Inc.
1111 South Arroyo Parkway
Pasadena, California 91105
(for personal delivery and overnight courier)
P.O. Box 7084
Pasadena, California 91109-7084
(for U.S. Mail)
Attention: Mike Udovic, Esq.
Facsimile: (626) 568-7144
Email: Mike.Udovic@jacobs.com

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP
515 S. Flower Street
Los Angeles, California 90071
Attention: Robert A. Miller, Esq.
Facsimile: (213) 996-3254
Email: RobertMiller@Paulhastings.com

If to Seller	TechTeam Global, Inc.
27335 West 11 Mile Road
Southfield, MI 48033
Facsimile No.: (248) 357-2570
Attention: Michael A. Sosin, Esq.
MSosin@techteam.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP
Watergate 600 New Hampshire Avenue
Washington, DC 20037
Facsimile No.: (202) 572-1434
Attention: Keith E. Gottfried, Esq.
Email: Gottfried@Blankrome.com

If to the Escrow Agent	JPMorgan Chase Bank, N.A.
Escrow Services
420 W. Van Buren Street, IL 1-0113
Chicago, IL 60606
Attention: Chris Koenig
Fax No.: (312) 954-0430
     11. Security Procedures. Notwithstanding anything to the contrary set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.
          (a) In the event funds transfer instructions are so received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent shall not be required to make any disbursements until such representative has been contacted. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer or Seller to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.
          (b) Buyer acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Buyer under this Agreement without a verifying call-back as set forth in Section 11(a) above:

Buyer’s Bank account information:	Bank name: Bank of America
Bank Address: 100 West 33rd St, New York, NY 10001
ABA number: XXXXXXXXX
Account name: Jacobs Technology
Account number: XXXXXXXXXX

          (c) Seller acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Seller under this Agreement without a verifying call-back as set forth in Section 11(a) above:

Seller’s Bank account information:	Bank name: JPMorgan Chase Bank, N.A.
Bank Address: 611 Woodward Ave, Detroit, MI 48226
ABA number: XXXXXXXXX
Account name: TechTeam Global, Inc.
Account number: XXXXXXXXX International wire use:
Swift code CHASUS33
          (d) In addition to their respective funds transfer instructions as set forth in Section 11(b) above, Buyer and Seller acknowledge that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries of Buyer or Seller where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly, Buyer and Seller shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each of their respective beneficiaries as set forth in Schedule 1, by facsimile in accordance with this Section 11. Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. Escrow Agent, Seller and Buyer agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of Buyer or Seller, as applicable, without requiring a verifying call-back as set forth in Section 11(a), whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.
          (e) The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.
     12. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
     13. Miscellaneous. Except for change to funds transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the other Parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. To the extent that in any jurisdiction any Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity. Each Party and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. The failure of any Party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any Party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BUYER
JACOBS TECHNOLOGY INC.

By:	/s/ John W. Prosser, Jr.

Name:	John W. Prosser, Jr.

Title:	Treasurer

BUYER PARENT
JACOBS ENGINEERING GROUP INC.

By:	/s/ John W. Prosser, Jr.

Name:	John W. Prosser, Jr.

Title:	Executive Vice President, Finance and Administration and Treasurer

SELLER
TECHTEAM GLOBAL, INC.

By:	/s/ Margaret M. Loebl
Name:	Margaret M. Loebl
Title:	Corporate Vice President, Chief Financial Officer & Treasurer

ESCROW AGENT
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Christopher N. Koenig

Name:	Christopher N. Koenig

Title:	Vice President

EXHIBIT A-1
Certificate as to Authorized Signatures
The specimen signatures shown below are the specimen signatures of the persons who have been designated as authorized representatives of Buyer who are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit A-1 is attached, on behalf of Buyer.

Name / Title	Specimen Signature

John W. Prosser, Jr.	/s/ John W. Prosser, Jr.

Name	Signature

Executive Vice President, Finance and Administration and Treasurer
Title

Michael S. Udovic	/s/ Michael S. Udovic

Name	Signature

Vice President and Corporate Secretary
Title

Name	Signature

Title

EXHIBIT A-2
Certificate as to Authorized Signatures
The specimen signatures shown below are the specimen signatures of the persons who have been designated as authorized representatives of Seller who are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit A-2 is attached, on behalf of Seller.

Name / Title	Specimen Signature

Margaret Mary Loebl	/s/ Margaret Mary Loebl

Name	Signature

Corporate Vice President, Chief Financial Officer & Treasurer
Title

Michael A. Sosin	/s/ Michael A. Sosin

Name	Signature

Corporate Vice President, General Counsel & Secretary
Title

Cynthia M. Del Papa	/s/ Cynthia M. Del Papa

Name	Signature

Assistant Treasurer
Title

SCHEDULE 1
Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give Funds Transfer Instructions
If from Buyer:

	Name	Telephone Number	Signature
1.	John W. Prosser, Jr.	(626) 578-6803	/s/ John W. Prosser, Jr.

2.	Michael S. Udovic	(626) 578-3558	/s/ Michael S. Udovic

3.

If from Seller:

	Name	Telephone Number	Signature
1.	Margaret Mary Loebl	(248) 263-3697	/s/ Margaret Mary Loebl

2.	Michael A. Sosin	(248) 263-3645	/s/ Michael A. Sosin

3.	Cynthia M. Del Papa	(248) 263-5665	/s/ Cynthia M. Del Papa

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions
If from Buyer:

	Name	Telephone Number
1.	John W. Prosser, Jr.	(626) 578-6803

2.	Michael S. Udovic	(626) 578-3558

3.

If from Seller:

	Name	Telephone Number
1.	Margaret Mary Loebl	(248) 263-3697
2.	Michael A. Sosin	(248) 263-3645
3.	Cynthia M. Del Papa	(248) 263-5665
Line Sheet for Standing Settlement Instructions

[Beneficiary’s] Bank account information:	Bank name:
Bank Address:
ABA number:
Account name:
Account number:
All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.
[Seller or Buyer] agrees that repetitive or standing settlement instructions will be effective as the funds transfer instructions of the stated beneficiary, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided in the Agreement or such other security procedure to which Escrow Agent and [Seller or Buyer] may agree.

SCHEDULE 2
Schedule of Fees for Escrow Agent Services
Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	$1,500
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee	$0
The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.
Extraordinary Services and Out-of Pocket Expenses
Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges.
Disclosure & Assumptions
•	Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•	The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”) or a JPMorgan Chase Bank Cash Compensation account. MMDA and Cash Compensation Accounts have rates of compensation that may vary from time to time based upon market conditions. The Annual Administration Fee would include a supplemental charge up to 25 basis points on the escrow deposit amount if another investment option were to be chosen.

•	The Parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

•	Payment of the invoice is due upon receipt.

Compliance
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account. We may ask for information that will enable us to meet the requirements of the Act.